EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2007 relating to the December 31, 2004 consolidated financial statements and financial statement schedule of RadiSys Corporation, which appears in RadiSys Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Portland, Oregon
May 14, 2007